COLLABORATION AND EXPLORATION AGREEMENT

This collaboration and exploration agreement (the “Agreement”) is made this 26th day of January, 2026, between IVANHOE CHILE EXPLORATION SpA, a company incorporated under the laws of the República of Chile (“IE”), and, solely for the purposes of Article 22, IVANHOE ELECTRIC INC., a company incorporated under the laws of Delaware, United States of America (“IEI”), on the one hand, and, on the other hand, SOCIEDAD QUÍMICA Y MINERA DE CHILE S.A., a sociedad anónima incorporated under the laws of the República de Chile (“SQM”). IE and SQM are collectively referred to herein as the “Parties” and each a “Party”. All terms defined in the singular form shall have the same meaning if used in the plural, and vice versa.

RECITALS

WHEREAS, IE and its Affiliates own the proprietary rights to the Typhoon technology for use in mineral exploration which consists of a 3D DC-resistivity induced polarization and electromagnetic geophysical electrical transmitter and associated patented technologies;

WHEREAS, SQM, among other activities, is engaged in the development and operation of mining projects and desires to conduct Exploration Activities on some of its mining properties, with the objective of identifying and assessing the presence of copper deposits;

WHEREAS, the Parties recognize the potential benefits of combining SQM’s mining expertise and property portfolio with IE’s innovative Typhoon technology, and therefore anticipate and intend to establish a collaborative framework to conduct Exploration Activities on SQM Mining Properties, in order to maximize efficiency, accuracy, and the likelihood of successful copper discovery;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1: INTERPRETATION

1.1.    Defined Terms

Unless otherwise stated in this Agreement, the following capitalized terms have the meaning set forth below:

“Accelerator Funding Right” as defined in Section 4.8.

“Annual Minimum Exploration Expenditure” as defined in Section 4.5.

“Anti-Corruption Laws” means all applicable laws and regulations that relate to the prevention of bribery, corruption, money laundering and terrorist financing, including, but not limited to, the US Foreign Corrupt Practices Act of 1997, the Chilean Criminal Code, Law No. 21,595 on Economic Crimes, Law No. 20,393 on Criminal Liability of Legal Entities, Law No. 19,913 on Prevention and Punishment of Money Laundering, Law No. 18,314 on Terrorist Conduct and Activities and Law No. 20,730 on Lobbying and Representation of Private Interests before Authorities and Officials.

“Affiliate” means, in relation to any Person, any other Person that directly or indirectly Controls or is controlled by said Person or is under common control with the first Person.

“Applicable Law” means, with respect to any Person, any act, statute, law, regulation, permit, license, ordinance, rule, judgment, order, decree, directive, guideline, protocol, procedure or policy (to the extent mandatory) or any similar form of decision or determination by any Governmental Authority that is applicable to such Person or any of its properties, assets, employees, officers, directors or agents.

“Back-In Right” as defined in Section 8.4.

“Back-In Right Areas” as defined in Section 8.4.

“Business Day” means any day other than a Saturday, a Sunday or a day in which banking institutions are closed for business in Santiago, Chile and in Phoenix, Arizona, U.S.

“CGI” means Computational Geosciences Inc, a company incorporated under the laws of the province of British Columbia, Canada.

“Control”, “Controller” including “controlled by” and “under common control with” means, with respect to any Person, whether directly or through another Person or Persons or jointly with other Person or Persons with whom there is a joint action agreement: (a) the ownership of more than fifty percent (50%) of the total voting shares or other voting interests of such Person, corporate rights or quotas of a Person; or (b) the right (by legal, administrative, judicial or contractual provision) to appoint or elect or cause to elect or appoint, the majority of the members of the board of directors or managers of such Person; or (c) in the case of an individual, having the right (by legal, administrative, judicial or contractual provision) to manage the assets of such Person.

“Data Services Agreement” as defined in Section 4.10.

“Data Service Fees” as defined in Section 4.10.

“Disputed Matter” as defined in Article 7.

“Effective Date” means the date of the Agreement.

“Equity Option” as defined in Section 8.1.

“Exploration” as defined in Article 3.

“Exploration Activities” as defined in Article 3.

“Exploration Budget” means the itemized estimate of all Exploration Expenditures to be incurred in carrying out a specific Exploration Campaign, prepared approved in accordance with Section 4.5.

“Exploration Campaign” means a coordinated program of Exploration Activities conducted either within SQM Mining Concessions or TEA-SQM Mining Concessions, in each case, pursuant to an approved Work Program and Exploration Budget, as determined by the Technical Committee.

“Exploration Deadlock” as defined in Article 7.

“Exploration Expenditures” means all direct and indirect costs and expenses incurred by SQM in carrying out the Exploration Activities contemplated under any Work Program and Exploration Budget of all the Exploration Campaigns approved and performed in accordance with the Agreement, including: (a) geological, geophysical, geochemical, and geotechnical surveys and studies, including the Data Service Fees, Typhoon™ surveys and its interpretation; (b) drilling, sampling, assaying, and related analysis; (c) easements, permitting, licensing, and other regulatory compliance activities directly related to exploration, as well as any costs related to community engagement and environmental matters; (d) preparation, maintenance, and rehabilitation of exploration sites and access roads, including camp and field support; (e) acquisition, transportation, installation, operation, and maintenance of equipment, machinery, materials, and supplies used in the Exploration Activities (excluded the acquisition of Typhoon); (f) fees, charges, and expenses of the Parties consultants, and technical personnel engaged in exploration; (g) data processing, modeling, interpretation, and analysis related to the Exploration Activities by CGI services; (h) costs of labor required to carry out Exploration Activities including the Parties employees while carrying out Exploration Activities; (i) cost for maintaining the Typhoon Exploration Area in good standing, including without limitation, Mining License Fee and any other charges necessary to preserve SQM rights over the Typhoon Exploration Area; and (j) any other costs directly attributable to the conduct of the Exploration Campaigns within an Typhoon Exploration Area. For the avoidance of doubt, Exploration Expenditures shall exclude depreciation and accounting charges, corporate overhead costs and general administrative expenses, except to the extent expressly included in an approved Work Program and Exploration Budget, and shall also not include any mark-up or similar charges when Exploration Expenditures are provided by a Party.

“Exploration Term” as defined in Section 4.2.

“Force Majeure” means any event or circumstance that corresponds to a force majeure event as define in the article 45 of the Chilean Civil Code, and includes, in all cases: (i) any event resulting from any acts of terrorism, hostilities, war or sabotage or any escalation thereof, or any weather-related event, fire or natural disaster; (ii) any event that results from protest, violence, vandalism acts, hostilities, social unrest or any escalation thereof; and (iii) any event resulting from any pandemic of a nature and scale similar to COVID-19, including any measure adopted by any Governmental Authority in connection with such pandemic.

“Governmental Authority” means any national, federal, state, county, city, municipal, local or regional authorities, departments, bodies, bureaus, instrumentalities, commissions, branches, directorates, agencies, ministries, courts, tribunals, judicial authorities, legislative bodies, administrative bodies, regulatory bodies or taxing authorities or any department, municipality or other political subdivision thereof.

“Governing Law” as defined in Article 16.

“IE Exploration Services” as defined in Section 4.1.1.

“IE Personnel” as defined in Section 4.4.1.

“Independent Geologist” means the geologists appointed pursuant to Section 4.9.

“Initial Project Area” means an area within a Typhoon Exploration Area sufficient to cover the footprint of the mineralization constituting the Technical Discovery, provided that such area shall not exceed twenty (20) square kilometers, as determined either (a) by mutual written agreement of the Parties, or (b) by the Independent Geologist, or (c) the Technical Expert, in accordance with the Agreement.

“JV Incorporation” means the incorporation of the Project Company pursuant to Section 8.2(a).

“JV Incorporation Date” as defined in Section 4.7.2.

“Liens” shall mean any of the following in favor of third parties: any mortgage, usufruct, lien, attachment, duly notified precautionary measure, prohibition, lease, promise, option, trust, notice of litigation or lawsuit filed against it, right of first refusal, royalty, express resolutory condition, right of use or any matter capable of registration with the Mining Registrar and of being annotated in the margin of the registration of title to the mining rights.

“Management Committee” as defined in Section 6.1.

“Minimum Total Exploration Budget” as defined in Section 4.5.

“Mining License Fee” means “patente minera”.

“Official” means any Chilean or foreign public official or employee, whether of any government department (whether executive, legislative or judicial), government agency or office or public international organization; or any candidate for public office or representative of a political party; or any individual who holds or performs the duties of an appointment, office or position created by custom or convention or who publicly acts in an official capacity or represents any of such government department, government agency or office or public international organization.

“Option Exercise Date” as defined in Section 8.1.

“Option Exercise Price” as defined in Section 8.1.

“Option Period” as defined in Section 8.1.

“Person” means a natural person or any partnership, limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity or any other entity.

“Prohibited Payment” means the provision of any monies, anything of value, or any undue advantage whether of economic value or not, to any Official, for the purpose of obtaining or retaining business or directing business to any Person or securing any improper advantage or influencing any act or decision of any such Official.

“Project” means any copper mineralization deposit located within an Initial Project Area (as such area may be extended pursuant to additional mining concession contributions to be made by SQM in accordance with the Shareholders’ Agreement) that: (a) meets the criteria of a Technical Discovery; and (b) in respect of which IE has exercised its Equity Option. For the avoidance of doubt, a Project shall exclude lithium, iodine, potassium and any non-metal mineral.

“Project Company” as defined in Article 3.

“Project Company Bylaws” means the incorporation deed and bylaws of the Project Company, attached as Annex B to this Agreement.

“Project Company Capital Increase” means the payment of the Option Exercise Price by means of a capital increase of the Project Company, in substantially the form attached as Annex C to this Agreement.

“Shareholders Agreement” means the Shareholders Agreement to be entered between SQM and IE to regulate, as between themselves, ownership, governance, funding and certain other aspects of the affairs of the Project Company, in substantially the form attached as Annex D to this Agreement.

“SQM Policies” as defined in Section 19.1.

“SQM Mining Concessions” means the mining concessions owned by SQM or an Affiliate of SQM listed in Annex E to this Agreement and revised or replaced from to time, comprising the same area pursuant to Section 4.3.

“Tax Cost” means the cost for tax purposes of the corresponding assets determined in accordance with the applicable Chilean tax legislation, in particular articles 17 number 8 and 41 of the Income Tax Law, and the interpretation of the Internal Revenue Service, issued by means of official letters, resolutions and circulars, which, for first category taxpayers who determine effective income according to the balance sheet, corresponds to the value that the asset must have for tax purposes at the beginning of the respective financial year.

“TC Members” as defined in Section 5.1.

“TEA Prohibition” means the prohibition to dispose and encumber granted by SQM or the corresponding Affiliate in favor of IE over the TEA-SQM Mining Concessions comprised by the Typhoon Exploration Area, executed as a public deed in Chile and registered in the relevant Custodian of Mines, in substantially the form attached as Annex F to this Agreement.

“TEA-SQM Mining Concessions” means SQM Mining Concessions comprising the applicable Typhoon Exploration Area.

“Technical Committee” as defined in Section 5.1.

“Technical Discovery” means the identification of an exploration target for a potential copper deposit that may constitute a Tier 2 Deposit within a Typhoon Exploration Area (or more than one Typhoon Exploration Areas where such potential deposits would form one Project), as determined either (a) by mutual written agreement of the Parties, or (b) by the Independent Geologist in accordance with the Agreement. For certainty, a copper deposit will still be considered a copper deposit despite the presence of associated precious and base metals in the deposit, which shall be included for purposes of determining copper equivalency if relevant.

“Term of the Agreement” as defined in Section 15.1.

“Tier 2 Deposit” means a copper deposit containing more than 1,000,000 tonnes of copper (or copper equivalent) in situ.

“Typhoon Exploration Area” means an area within SQM Mining Concessions that has been designated by the Technical Committee or the Management Committee, as applicable, as an area in which IE will perform Exploration Activities with the Typhoon System, including the Typhoon Unit and related equipment, to the extent that such Exploration Activities are performed and such performance can be demonstrated with current data.

“Typhoon Service Agreement” means the equipment service agreement to be entered between SQM and IE in substantially the form attached as Annex G to this Agreement.

“Typhoon System” as defined in Article 3.

“Typhoon Unit” as defined in Section 4.4.1.

“US$” means the lawful currency from time to time of the United States of America.

“Work Program” means all the activities required to be performed for the execution of an Exploration Campaign prepared by the Technical Committee in accordance with the Agreement and approved in accordance with Section 4.5.

“Workplace Policies” as defined in Article 11.

1.2.    Included Words

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, words importing the singular shall include the plural and vice versa; words importing gender shall include the masculine, feminine and neuter genders; and the words “include”, “including”, “such as” and similar words shall be read as “including, without limitation”.

1.3.    Headings

The headings to the Articles, Sections, Subsections, clauses or Schedule of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation hereof.

1.4.    References

Unless otherwise stated, a reference herein to a numbered or lettered Article, Section, Subsection, clause or Schedule refers to the Article, Section, Subsection, clause or Schedule bearing that number or letter in this Agreement. A reference to “this Agreement”, “hereof'”, “hereunder”, “herein” or words of similar meaning, refers to this Agreement including the Schedule, together with any amendments, supplements and/or restatements thereof.

1.5.    Currency

Unless as otherwise specified in the Agreement, all dollar amounts expressed herein refer to lawful currency of the United States. All references to “dollars” or “$” are to the lawful currency of the United States.

1.6.    Severability

If any provision of this Agreement is or becomes illegal, invalid or unenforceable, in whole or in part, the remaining provisions will remain valid and subsisting.

1.7.    Construction Clause

This Agreement has been negotiated by the Parties, and their respective counsel and any ambiguity or uncertainty will not be construed against any Party by reason of the authorship of any provision hereof.

1.8.    Calculation of Time Periods

When calculating the period of time within which or following which an act is to be done or steps taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next Business Day. If the day on which an act is to be done or steps taken pursuant to this Agreement is not a Business Day, such day shall be deemed to be the next Business Day.

1.9.    Entire Agreement

This Agreement, together with the schedules, and the Data Services Agreement contains the entire agreement among the Parties with respect to the subject matter hereof and supersedes and replaces any other agreement.

1.10.    Annexes

The following are the annexes attached to this Agreement:

Annex A: Independent Geologists
Annex B: Project Company Bylaws
Annex C: Project Company Capital Increase
Annex D: Shareholders Agreement
Annex E: SQM Mining Concessions
Annex F: TEA Prohibition
Annex G: Typhoon Service Agreement
Annex H: Independent Expert appointing procedure and instructions

ARTICLE 2: REPRESENTATIONS AND WARRANTIES

2.1.    Parties’ representations and warranties

Each Party represents the other Party as of the Effective Date that:

(a)    Such Party is validly existing and in good standing under the laws of the jurisdiction of its formation;

(b)    Such Party has full power and authority to enter into this Agreement and to perform all its obligations under this Agreement;

(c)    Such Party has taken all corporate action required by it to authorize, execute, deliver and perform this Agreement;

(d)    Assuming the due authorization, execution and delivery by the other Party, this Agreement constitutes a valid, binding and enforceable obligation on such Party in accordance with the terms set out herein subject to, in the case of enforceability, the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and equitable principles;

(e)    No consent, approval, authorization, order, filing, registration or qualification of or with any Governmental Authority or third party is required to be obtained by such Party in connection with the execution and delivery of this Agreement;

(f)    In connection with the execution and performance of its obligations under this Agreement, such Party, and its owners, officers, directors, employees and authorized agents: (i) have not made and shall not make any Prohibited Payment; (ii) have not promised or offered and shall not promise or offer to make any Prohibited Payment; and (iii) have not authorized and shall not authorize any Prohibited Payment;

(g)    In connection only with the execution and performance of its obligations under this Agreement, such Party has conducted its business related only to the subject matter of this Agreement in accordance with all Applicable Laws applicable to it, and related only to the subject matter of this Agreement, it has not violated or failed to comply in all material respect with any such Applicable Law, including any applicable Anti-Corruption Laws;

(h)    In connection only with the execution and performance of its obligations under this Agreement, none of the Parties is currently the subject of any conviction, indictment, formal investigation, inquiry, administrative proceeding, or enforcement action by any Governmental Authority or other Person for any actual, alleged, or potential violation of any Applicable Law, including any applicable Anti-Corruption Laws, that would in any way materially restrict the ability of the Party to carry on its obligations under this Agreement; and

2.2.    SQM Mining Concessions’ representations and warranties

SQM represents and warrants to IE, as at the Effective Date, SQM Mining Concessions are validly registered at SQM or at a SQM Affiliate’s name in the corresponding Mining

Registry, having been acquired with lawful title and in good faith, in accordance with Applicable Laws, and all transfers of ownership have been conducted legally to the best of the SQM’s knowledge.

Notwithstanding the foregoing, the Parties agree that SQM shall provide under the TEA Prohibition representations and warranties in respect to the TEA-SQM Mining Concessions. Notwithstanding the foregoing, if any of the representation and warranties set forth in the form of TEA Prohibition regarding the TEA-SQM Mining Concessions is untrue or inaccurate and the relevant exception is disclosed in writing by SQM to IE or informed in writing by IE to SQM, SQM shall have a period of one (1) year to remedy and cure such circumstances.

ARTICLE 3: PURPOSE

The Parties enter into this Agreement for the purpose of, subject to the terms and conditions of this Agreement, agree to conduct copper exploration activities on the SQM Mining Concessions and Typhoon™ Exploration Activities in the Typhoon Exploration Area using mineral exploration technologies through Typhoon™ geophysical surveying system (the “Typhoon System”) owned by IE, together with advanced data analytics provided by Ivanhoe Electric Inc.’s subsidiary, CGI, as well as IE Exploration Services and any other activities necessary, useful, or incidental to such exploration, including preliminary site preparation, geological and exploration-related activities within the SQM Mining Concessions (the “Exploration” or “Exploration Activities”).

Upon the exercise by IE of the Equity Option, the Parties agree on the formation of a joint venture through the incorporation of a new Chilean company by shares (the “Project Company”) between IE, acting directly or through a wholly owned entity, and SQM, acting directly or through a wholly owned entity and the subscription of a Shareholders Agreement to thereafter govern the activities of the Project Company.

ARTICLE 4: EXPLORATION ACTIVITIES

4.1.    Parties Contribution to Exploration

4.1.1.    IE’s Contribution

IE agrees to provide and to ensure that there is available during the Exploration Term, (i) one (1) Typhoon Unit and the services and capabilities of IE and its Affiliates to operate such Typhoon Unit, and (ii) the services of CGI pursuant to the Data Services Agreement, all in accordance with the requirements specified in the applicable Work Program and Exploration Budget (together, the “IE Exploration Services”). For the purposes hereto, IE shall provide qualified personnel to operate and maintain the Typhoon Unit in good working order, ensure compliance with safety regulations in the use of the Typhoon Unit, and provide timely reporting to the Technical Committee on all activities and results of the IE Exploration Services.

4.1.2.    SQM’s Contribution

SQM agrees to provide and to ensure that there is available during the Exploration Term, (i) the services and capabilities of SQM and its Affiliates to carry out all Exploration Activities other than the IE Exploration Services, (ii) such necessary supporting services for IE to complete the IE Exploration Services, including, without limitation, the installation of all necessary cables in the applicable Typhoon Exploration Area to enable the operation of the Typhoon Unit, and (iii) the SQM Mining Concessions to conduct Exploration Activities, in accordance with the requirements specified in the applicable Work Program and Exploration Budget. For the purposes hereto, SQM shall make its best efforts to ensure that qualified personnel and logistical support are made available for Exploration purposes, that timely notification is provided to the Technical Committee of any matters affecting the SQM Mining Concessions or the Exploration Activities (other than the IE Exploration Services) and that all necessary access rights and authorizations to conduct Exploration Activities in accordance with the applicable Work Program and Exploration Budget, are granted and maintained.

4.2.    Exploration Term

The Exploration period shall last three (3) years from the commencement date of the first Exploration Campaign approved by the Technical Committee (the “Exploration Term”). The Parties agree that the Exploration Term may be extended by mutual written agreement of both Parties.

If Exploration Activities are suspended or delayed as a result of a Force Majeure event, the Exploration Term shall be extended for a period equal to the duration of such suspension or delay, provided that such extension shall not exceed a total of six (6) months.

If IE is prevented from performing the IE Exploration Services over any portion of the Typhoon Exploration Area due to unforeseen circumstances beyond the reasonable control of either IE or SQM, such event shall not give rise to any liability of IE or SQM for any damage, loss, cost, or expense arising out of or in connection with such event.

4.3.    Typhoon Exploration Areas and changes to SQM Mining Concessions portfolio

4.3.1.    Determination of the Typhoon Exploration Area

As soon as practicable after the Effective Date, the Parties will be able to do on-site visits to identify which SQM Mining Concessions may be possible Typhoon Exploration Areas.

Based on such visits and following the reviews set forth in Section 4.3.2 below, the Technical Committee shall unanimously determine which area within the SQM Mining Concessions shall be designated as a Typhoon Exploration Area. If the Technical Committee is not able to unanimously agree on the Typhoon Exploration Area, then the

Management Committee shall unanimously determine the Typhoon Exploration Area. If the Management Committee cannot unanimously agree to determine a Typhoon Exploration Area, then the proposed area shall not be a Typhoon Exploration Area and will not be subject to the deadlock procedure set forth in Article 7.

Each Party shall carry out its respective reviews of the proposed area, as established in Section 4.3.2. If either Party is not satisfied for any reason after completing their reviews established under Section 4.3.2, then the area cannot be designated as a Typhoon Exploration Area.

The failure to designate any part of the SQM Mining Concessions as a Typhoon Exploration Area shall not give rise to any liability of IE or SQM for the failure to designate a Typhoon Exploration Area.

4.3.2.    Reviews by the Parties of the Typhoon Exploration Area

4.3.2.1.    SQM´s review

For the purpose of enabling the determination of a Typhoon Exploration Area, SQM shall (i) review that the relevant TEA-SQM Mining Concessions are in compliance with environmental and sectorial regulations as set forth in Article 13, suggesting, in writing, which measures shall be adopted to avoid or diminish any potential damage to the environment and its components, on animal and/or plant health, on population supply, on the existence of water resources, on the supply of drinking water, on cultural heritage, on protected species and areas, on hydrobiological resources, as well as on the health and physical and psychological integrity of individuals, and (ii) conduct a satisfactory due diligence review of the relevant TEA-SQM Mining Concessions. SQM shall raise any of the aforementioned environmental, sectorial and other legal issues that may affect the SQM Mining Concessions for the Technical Committee or Management Committee, as applicable, determination.
4.3.2.2.    IE´s review

For the purpose of enabling the determination of a Typhoon Exploration Area, IE shall have the right to conduct a satisfactory due diligence review of the relevant TEA-SQM Mining Concessions and SQM shall grant IE access to the proposed TEA-SQM Mining Concessions in accordance with Section 4.4.7 and shall provide all geological information relating thereto. IE shall raise any of the aforementioned legal issues that may affect the SQM Mining Concessions for the Technical Committee or Management Committee, as applicable, determination.

If IE wishes to consider as a TEA-SQM Mining Concessions a SQM Mining Concessions that SQM does not recommend due to legal issues and/or it is not legally possible for SQM to provide the TEA Prohibition (as described below), IE may, at the request of SQM, waive that requirement with no further liability for SQM.

4.3.3.    TEA Prohibition and release

Within ten (10) days following the determination of the Typhoon Exploration Area and the TEA-SQM Mining Concessions according to Sections 4.3.1 and 4.3.2 above, SQM shall sign the TEA Prohibition in favor of IE in substantially the form attached as Annex F. The registration of the TEA Prohibition in the relevant Custodian of Mines shall be carried out by IE, at its own expense, only in the event that it wishes such registration to be made.

IE shall release such TEA Prohibition within ten (10) days following (i) the termination of this Agreement, (ii) the removal from this Agreement of a TEA-SQM Mining Concession in accordance with this Agreement (but only with respect to the removed TEA-SQM Mining Concession), or (iii) when SQM gives a communication to execute the procedure established in Section 4.12 (but only with respect to the withdrawn TEA-SQM Mining Concession). IE shall request that any record of such TEA Prohibition be cancelled, as applicable, in the corresponding Custodian of Mines. For the avoidance of doubt, the TEA Prohibition shall remain fully in force and in effect with respect to the TEA-SQM Mining Concession that host the Initial Project Area that are not contributed to the Project Company, until prefeasibility study is completed, according to the Shareholders Agreement. All costs and expenses related to maintaining the SQM Mining Concessions subject to the TEA Prohibition in full force and effect after the incorporation of the JV Company for the purposes hereof, shall be borne by the JV Company.

4.3.4.    Changes to SQM Mining Concessions

The Management Committee shall meet twice per year to receive the recommendation of the Technical Committee regarding (a) which SQM Mining Concessions, if any, should be removed from this Agreement, and (b) which mining concessions, if any, should be added to the portfolio of SQM Mining Concessions. Such meetings shall constitute a review process, and no mandatory changes to the portfolio of SQM Mining Concessions shall result therefrom.

On an ongoing basis, the Technical Committee may recommend to the Management Committee, at any time, the removal of any SQM Mining Concessions that the Technical Committee determines are not suitable or prospective for the use of the Typhoon System, provided that any designated Typhoon Exploration Areas shall remain within this Agreement and shall not be subject to removal.

At the end of the second year of the Exploration Term, all SQM Mining Concessions shall be automatically excluded from this Agreement and returned to SQM, except for (a) all TEA-SQM Mining Concessions comprising Typhoon Exploration Areas (being those areas previously subject to Exploration Activities using the Typhoon System), and (b) any areas then scheduled for a Typhoon survey during the third year of the Exploration Term as determined by the Technical Committee, if any. For this purpose, at the request of SQM, the Parties shall execute an exclusion and removal deed.

If the Exploration Term is extended beyond three (3) years pursuant to Section 4.2, the Parties shall discuss and agree upon any necessary modifications to the timing provisions set forth in this Section 4.3.

4.4.    Typhoon Unit

4.4.1.    Exclusive Availability of Typhoon Unit and Operation of the Typhoon Unit

During the Exploration Term, IE will provide exclusive and uninterrupted availability to one (1) new generation Typhoon™ unit owned by IE (the “Typhoon Unit”). The Typhoon Unit shall be owned by IE and operated directly by qualified personnel of IE or IE’s Affiliates (“IE Personnel”). As soon as practicable possible after the signing of this Agreement, the Parties shall enter into the Typhoon Services Agreement.

As a potential means to accelerate IE’s Exploration Services during the first and second years of the Exploration Term, the Technical Committee shall consider whether to request the provision of a second Typhoon Unit, and any such request shall be made within six (6) months of the commencement of the first Exploration Campaign. If the Parties agree to the provision of a second Typhoon Unit, the Parties shall agree to any necessary adjustments to the Exploration Budget to reallocate budgeted costs from later years to the first or second year of the Exploration Term to address any costs brought forward due to earlier Typhoon surveying activities.

4.4.2.    Suspension of Exploration Activities Due to Unavailability

If the Typhoon Unit malfunctions or if its service is interrupted for any reason for a period exceeding thirty (30) consecutive days, SQM shall have the right to suspend Exploration for a period equal to the duration of such unavailability. Exploration shall resume only once a Typhoon Unit is fully operational or if IE provides a replacement Typhoon Unit.

If SQM exercises the suspension right due to Typhoon Unit unavailability, the Annual Minimum Exploration Expenditure shall be reduced proportionally for the duration of the suspended period.

4.4.3.    Responsibility of IE for Damage and Insurance

SQM shall bear no liability whatsoever for any damage to, or malfunction of, the Typhoon Unit. IE shall, at its sole cost and expense, procure and maintain adequate insurance coverage against any damage to, or malfunction of, the Typhoon Unit.

In the event that the Typhoon Unit must be replaced, IE shall be exclusively responsible for all costs and expenses arising from the importation of the replacement unit, including, without limitation, customs duties, freight and transportation charges, and any other ancillary expenses.

4.4.4.    Responsibility for Administrative Costs and Charges

IE shall be solely responsible for all administrative costs incurred by it in connection with: (i) the importation of the Typhoon Unit; and (ii) the routine maintenance, operation, and in-country storage of the Typhoon Unit.

4.4.5.    Intellectual Property Rights

SQM shall not acquire any ownership interest or other rights (including any licenses) in any intellectual or industrial property of IE, CGI, or any other of IE’s Affiliates or entities of IE’s business group (such as, but not limited to, patents, copyrights, know-how, trade secrets, software, firmware, algorithm, AI systems, etc.). For the avoidance of doubt, neither SQM nor any of its Affiliates shall acquire any interest of any nature in the Typhoon intellectual property rights (including any improvements thereto), which shall remain the exclusive property of IE at all times. For the avoidance of doubt, nothing in this Agreement shall be construed as the provision of creative services, the commissioning or development of any work for hire, or the creation or assignment of any invention, intellectual property, or proprietary development by IE (or its Affiliates) in favor of SQM. No activities contemplated or performed under this Agreement shall be deemed to result in the creation of any commissioned work, invention in service (invenciones en servicio), or other intellectual property for the benefit of SQM, and all intellectual and industrial property rights shall remain exclusively with IE as set forth herein.

SQM expressly agrees that, without the prior explicit written consent of IE, it shall not, and shall not permit any of its Affiliates, employees, contractors, agents, or representatives to: (a) copy, reproduce, or duplicate any part of the Typhoon Unit, Typhoon System, or any related hardware, software, firmware, algorithms, or documentation; (b) reverse engineer, decompile, disassemble, analyze, or otherwise attempt to derive the source code, underlying structure, ideas, know-how, or algorithms relevant to the Typhoon Unit, Typhoon System, or any related software or firmware; (c) modify, adapt, translate, alter, or create any derivative works based on the Typhoon Unit, Typhoon System, or any related software, firmware, or documentation; (d) grant, provide, or otherwise allow access to the Typhoon Unit, Typhoon System, or any related technology, software, or firmware to any third party for any purpose; or (e) use the Typhoon Unit, Typhoon System, or any related technology, software, or firmware for any purpose other than as expressly permitted under this Agreement. Any attempt to undertake any of the foregoing prohibited actions shall be null and void and shall constitute a material breach of this Agreement. All rights not expressly granted to SQM herein are reserved by IE.

4.4.6.    Exclusivity during Agreement

During the Term of the Agreement, IE shall not permit any third party to use, access, operate or otherwise interfere with the use of the Typhoon Unit made available for purposes of the Exploration Activities in accordance with this Agreement. IE shall ensure that the

Typhoon Unit remains exclusively dedicated to the Exploration Activities and that no third party derives any benefit, access, or information from such Typhoon Unit.

For the avoidance of doubt, this exclusivity obligation applies solely to the specific Typhoon Unit dedicated by IE for use under this Agreement. Nothing herein shall restrict or limit IE’s right to deploy, operate, lease, license, or otherwise make available any other Typhoon units or Typhoon System or related technology to third parties in Chile or in any other jurisdiction.

4.4.7.    Access to SQM Mining Concessions and the Typhoon Exploration Area

As from the Effective Date and throughout the Exploration Term, IE shall have the right to access to the SQM Mining Concessions for the purposes of conducting preparatory work in connection with IE Exploration Services necessary to identify a potential Typhoon Exploration Area and to each Typhoon Exploration Area for the purpose of conducting IE Exploration Services and all activities necessary for the operation, maintenance, repair, testing, monitoring, and removal of the Typhoon Unit, in accordance with the terms of this Agreement. Such access rights shall extend to IE or IE’s Affiliates’ personnel, vehicles, equipment, and materials, subject to compliance with Applicable Laws and with SQM’s reasonable site access, safety, and security procedures as notified to IE in writing.

SQM shall provide IE with reasonable cooperation to facilitate such access, including the coordination of logistics, permits, and site entry credentials to the extent required for the proper operation of the Typhoon Unit and the performance of IE Exploration Services.

4.4.8.    Execution of exploration works by IE

All work performed by IE within the Typhoon Exploration Area for the operation of the Typhoon Unit shall be carried out in accordance with good exploration and mining practices commonly adopted by the national and international mining industry and shall comply with all regulations under Governing Law. Particularly, IE undertakes to execute such work in compliance with all legal and regulatory requirements relating to environmental matters.

Each Party shall act diligently and use its best efforts on identifying, obtaining, maintaining and complying with all permits, licenses, and authorizations required to perform its obligations under this Agreement, and shall reasonably cooperate with the other Party in connection with the foregoing. Each Party shall ensure that no Liens are created or caused by such Party over or within the Typhoon Exploration Area upon once such Typhoon Exploration Area has been determined by the Technical Committee.

All permits, licenses, and authorizations required for the implementation of an Exploration Campaign set forth in an approved Work Program, including, without limitation, those relating to archaeological matters, community relations, and environmental compliance, shall be identified, and its obtention timely coordinated, by the Technical Committee in accordance with Applicable Law.

Upon termination of this Agreement or at any time disposed by the Management Committee, except if the Typhoon Exploration Area is converted into an Initial Project Area, IE shall return the Typhoon Exploration Area to SQM, free of debris and waste, if any, in a condition similar to that existing prior to IE’s work or at least restored to a condition consistent with Applicable Law and the terms of this Agreement.

4.4.9.    Non-Interference

IE Exploration Services shall be performed by IE in accordance with an approved Work Program, and SQM’s Exploration Activities shall likewise be performed in accordance with an approved Work Program. All Work Programs shall not interfere with or disrupt SQM’s activities and shall include provisions requiring both IE and SQM to adopt all reasonable measures to collaborate and coordinate their respective Exploration Activities in order to avoid interfering with or disrupting with the other Party’s Exploration Activities within the Typhoon Exploration Area. For the avoidance of doubt, except for the Exploration Activities carried out in accordance with this Agreement and the applicable approved Work Program, neither Party shall carry out any other activities within the Typhoon Exploration Area that could jeopardize the purpose of this Agreement.

The Parties shall establish and maintain appropriate safety coordination protocols to ensure the safe and efficient conduct of their respective operations. In the event of any operational conflict between the Parties, such conflict shall be resolved by the Management Committee.

4.5.    Exploration Campaigns, Exploration Budget and Work Program

IE’s TC Members shall prepare an initial draft of the Exploration Budget and Work Program for each Exploration Campaign, taking into consideration the size, scope, and nature of the planned Exploration Activities. For the avoidance of doubt, each Exploration Campaign shall have its own separate and distinct Exploration Budget and Work Program.

Upon IE’s TC Members submitting the draft Exploration Budget and Work Program to the Technical Committee, the TC Members shall meet as frequently as necessary to review, discuss, and develop the proposed Exploration Budget and Work Program.

The Technical Committee shall unanimously approve the Exploration Budget and Work Program for each Exploration Campaign.

If the Technical Committee does not reach an agreement on an Exploration Budget and Work Program for an Exploration Campaign within two (2) months from the date on which the initial draft is submitted by IE’s TC Members, an Exploration Deadlock shall be deemed to have occurred, and the procedure set forth in Article 7 shall apply.

The Management Committee shall approve any annual aggregated Exploration Budget and Work Program unanimously agreed by the Technical Committee solely in the event that the Exploration Budgets and the corresponding Work Programs exceed the Annual Minimum Exploration Expenditure.

Each Work Program and Exploration Budget of an Exploration Campaign may be unanimously amended by the Technical Committee from time to time as new information becomes available during the Exploration Campaign. However, any amendment that increases the required expenditure above an already approved Exploration Budget shall be submitted to the Management Committee for unanimous approval.

The Parties agree that the minimum total Exploration Expenditures shall not be less than US$ 9 million (the “Minimum Total Exploration Budget”) to be spent during the Exploration Term, with no less than US$ 3 million (the “Annual Minimum Exploration Expenditure”) to be spent in any twelve (12) month period commencing as of the commencement date of the first Exploration Campaign. The Minimum Total Exploration Budget must be fully expended prior to the expiration of the Exploration Term or termination of this Agreement (except if the Agreement is early terminated according to Section 15.2 and subject to Section 15.3). IE will have the right to review the supporting documentation of any Exploration Expenditures incurred by SQM.

If, in any given twelve (12)-month period, the Management Committee approves an Exploration Budget in excess of the Annual Minimum Exploration Expenditure, the excess amount shall be credited against the Annual Minimum Exploration Expenditure for the immediately succeeding twelve (12)-month period.

An Exploration Campaign shall terminate when a Technical Discovery has been mutually agreed between the Parties or, if the Parties do not reach agreement, when any Party requests the appointment of the Independent Geologist. Provided that IE exercises the Equity Option and the Project Company is incorporated, all the operational matters after the Option Exercise Date shall be funded by the Parties in proportion to their respective interest in the Project Company.

4.6.    Ownership of Exploration Information

All exploration information generated as a result of the exploration works including backups, interpretations, samples, and any related data, shall be the property of SQM unless IE exercises the Equity Option and the Project Company is incorporated. In such case, SQM shall contribute the exploration information of such Initial Project Area to the Project Company according to Section 8.

4.7.    Exploration Activities and Funding of Exploration Expenditures

4.7.1.    Exploration Activities.

Except for IE Exploration Services, all Exploration Activities shall be carried out by SQM following the approval of a Work Program and Exploration Budget according to the procedure set forth in Section 4.5 above.

SQM shall act diligently to carry out the Exploration Activities, but if SQM is prevented from performing any of its obligations due to unforeseen circumstances beyond the reasonable control of SQM, such event shall not give rise to any liability for SQM for any damage, loss, cost or expense arising out of or in connection with any delay, restriction, interference or failure in performing any obligation.

4.7.2.    Funding of Exploration Expenditures

SQM shall exclusively (excepting but subject to the IE Accelerator Funding Right) fund the Exploration Expenditures on the SQM Mining Concessions and each Typhoon Exploration Area according to the respective Exploration Budget and Work Program, until the Option Exercise Notice. From the date of the Option Exercise Notice until the incorporation of the Project Company (the “JV Incorporation Date”), the Exploration Expenditures shall be funded equally by both Parties. After the JV Incorporation Date, all Exploration Expenditures shall be funded by the Project Company.

4.7.3.    Responsibility for Maintenance of SQM Mining Concessions and License Fees

Until this Agreement is terminated or once the SQM Mining Concessions are withdrawn in accordance with Section 4.3.4 hereto regarding “Changes to SQM Mining Concessions”, SQM shall remain responsible for maintaining the SQM Mining Concessions in good standing, including, without limitation, all costs associated with the payment of annual Mining License Fees (except as regulated as Exploration Expenditure). Upon incorporation of the Project Company, such Project Company shall, as from the JV Incorporation Date, be responsible for maintaining in good standing the SQM Mining Concessions comprising the relevant Initial Project Area, including, without limitation, bearing all costs associated with the payment of annual Mining License Fees and any other charges necessary to preserve its rights over such SQM Mining Concessions. This section shall apply to the replacement of any SQM Mining Concession.

4.8.    Accelerator Funding Right

IE shall have the right to fund Exploration Activities at a Typhoon Exploration Area in excess of the amounts set forth in the applicable Exploration Budget (the “Accelerator Funding Right”).

If IE exercises the Accelerator Funding Right and a Technical Discovery is made in such Typhoon Exploration Area, and IE subsequently exercises the Equity Option, one (1) half of the amounts funded by IE pursuant to the Accelerator Funding Right shall be credited against the Option Exercise Price, but only to the extent that the Technical Discovery is a direct result of Exploration Activities funded through the Accelerator Funding Right

(“Credit Option Price”), provided that the Credit Option Price shall in no event exceed one half (1/2) of the Option Exercise Price.

If IE does not exercise the Equity Option, any amounts funded by IE pursuant to the Accelerator Funding Right shall not be reimbursable by SQM under any circumstances.

4.9.    Technical Discovery, Independent Geologist and Initial Project Area

4.9.1.    Technical Discovery

Unless the Parties mutually agree in writing that a Technical Discovery has been made, any Party may, at any time during the Exploration, request that the Independent Geologist, jointly appointed by the Parties, conduct an assessment as to whether a Technical Discovery has been made with respect to all or a portion of a Typhoon Exploration Area. This right shall survive termination or expiration of the Agreement for a period of six (6) months.

4.9.2.    Independent Geologist

If the Parties fail to reach such appointment within ten (10) days following the date of written notice given by any Party for such purpose, the Independent Geologist shall be selected at random from among the names included in Annex A to this Agreement.

The random selection shall be conducted using a reputable and verifiable automated randomization tool mutually agreed. Each Independent Geologist shall be assigned a sequential number, and the tool shall generate a single random selection. The process shall be conducted in the presence of representatives of both Parties (physically or via secure video conference), and the result shall be recorded in writing and shall be final and binding upon the Parties.

Unless both Parties otherwise mutually agree or if listed in Annex A, no Independent Geologist shall be eligible for appointment if, at any time during the Exploration Term or in the three (3) years prior the appointment, he or she is, or has been, a director, officer, employee, or service provider of any Party or any Affiliate of any Party.

The Independent Geologist shall, as a condition to appointment, represent and warrant in writing to the Parties that: (a) he or she has no current or prior relationship, interest, or affiliation that would reasonably be expected to give rise to a conflict of interest with respect to his or her duties under this section; and (b) he or she is not, and has not during the Exploration Term been (or within three (3) years prior the appointment), a director, officer, employee, or service provider of any Party or any Affiliate of any Party. In addition, no Independent Geologist shall be permitted to act as an Independent Geologist under this Agreement if such individual consults or provides advice to a Party with respect to the TEA-SQM Mining Concession during the Exploration Term.

In the event that the Independent Geologist becomes aware of any circumstance that may constitute a conflict of interest after appointment, he or she shall immediately disclose such circumstance to the Parties in writing, and the Parties shall promptly appoint a replacement Independent Geologist in accordance with this section.

The Independent Geologist shall, within seven (7) days following receipt of the communication inviting them to participate, provide written notice of acceptance or rejection of the offered appointment. If the Independent Geologist expressly rejects the appointment or fails to respond within the aforementioned period, the Parties shall repeat the selection procedure set forth in this section.

The Independent Geologist shall issue its determination on whether a Technical Discovery has occurred within thirty (30) days from the date on which it confirms in writing its availability to serve in such capacity. The determination of the Independent Geologist shall include an assessment of a range of tonnages and a range of copper grades and shall further determine whether the lowest end of such range would demonstrate a Technical Discovery.

For this purpose, the Parties shall provide the Independent Geologist, on a confidential basis, with all the information, evidence, supporting documentation, explanations, surveys, on-site visits and assistance that he/she requires to determine as to whether a Technical Discovery has been made.

It is expressly stated that, as a condition to the appointment of the Independent Geologist, not less than three (3) drill holes demonstrating sufficient copper mineralization shall have been completed as part of the relevant Exploration Campaign.

The fees and expenses of the Independent Geologist shall be borne equally by the Parties for the first two appointments. From the third appointment onward, each Party shall bear the fees and expenses of the Independent Geologist it appoints if the determination is negative. If the determination is positive, the fees and expenses shall be shared equally by the Parties.

4.10.    CGI Services

Simultaneously with the execution by the Parties of the Agreement, SQM shall enter into a data services agreement with CGI (the “Data Services Agreement”) pursuant to which (i) CGI shall provide SQM services for the three-dimensional analysis of data and processing of geophysical datasets generated using the Typhoon Unit until the expiration of the Exploration Term or the termination of the Agreement, and (ii) SQM shall pay to CGI the applicable fee in consideration for the provision of the services in accordance with the fee schedule included in the Data Services Agreement (the “Data Service Fees”).

4.11.    Initial Project Area

Upon the determination of a Technical Discovery (whether by mutual agreement of the Parties or by determination of the Independent Geologist), unless the Parties mutually agree in writing on the Initial Project Area within thirty (30) days from the date on which a Technical Discovery is made, the Parties shall immediately request the Independent Geologist to determine the Initial Project Area related to such Technical Discovery. The Parties shall duly cooperate with the Independent Geologist in order for the Independent Geologist to issue its determination on the Initial Project Area within six (6) months from the date on which it confirms in writing its availability to serve in such capacity. The appointment of the Independent Geologist shall be made in accordance with Section 4.9.2, which Section shall apply mutatis mutandis for purposes of the determination of the Initial Project Area, except that, in this case, the fees and expenses of the Independent Geologist shall be borne equally by the Parties. If the Independent Geologist is not able to define the Initial Project Area following the determination of a Technical Discovery, the Parties shall appoint the Independent Expert according to Article 7 below who shall determine the Initial Project Area according to the procedure set forth in Annex H.

4.12.    Typhoon Exploration Area withdrawn and right to purchase.

Unless it is done to replace all or part of any TEA-SQM Mining Concession, if, during the Exploration Term, SQM intends to relinquish, transfer, or abandon all or part of any of them, IE shall have the right to purchase such property at SQM’s Tax Cost.

If IE does not notify SQM of its decision to exercise this right within thirty (30) days following receipt of written notice from SQM of its intention, SQM shall thereafter be free to relinquish, transfer, or abandon such property, which shall automatically be excluded from the Agreement for such purposes, without further liability and any Back-In Right related to the relinquished, transferred or abandoned TEA-SQM Mining Concession shall terminate.

In the event that IE does not exercise its right to purchase, it shall cancel and release any TEA Prohibition created over the TEA-SQM Mining Concessions within the forty-five (45) days following SQM notice of its aforementioned intention.

ARTICLE 5: TECHNICAL COMMITTEE

5.1.    Establishment of the Technical Committee

As soon as practicable after the Effective Date, the Parties shall establish a technical committee (the “Technical Committee”). The Technical Committee will be comprised of two (2) members appointed by IE and two (2) members appointed by SQM (together the “TC Members”). TC Members may only be a geologist, geophysicist or mining-related engineer.

The Technical Committee will operate until the earliest of (i) the expiration of the Exploration Term; and (ii) the early termination of the Agreement. With respect to a specific Typhoon Exploration Area on which a Technical Discovery has been made, the Technical Committee will continue to operate until the JV Incorporation Date.

A quorum for any meeting of the Technical Committee shall require the presence of at least one (1) TC Member appointed by IE and one (1) TC Member appointed by SQM. All decisions of the Technical Committee shall require the unanimous approval of all TC Members present at the meeting. For the avoidance of doubt, any decision involving legal or regulatory matters or potential liability for SQM shall require the presence of at least one (1) TC Member appointed by SQM.

5.2.    Role of Technical Committee

The mandate of the Technical Committee shall be to (a) advise the Management Committee, (b) prepare Exploration Campaigns, including providing the information necessary for quotes and for SQM to request internal and external environmental permits, (c) prepare the Exploration Budgets, the Work Programs and any proposed modifications thereto and approve the Exploration Budget, the Work Programs and any proposed modifications thereto except in the event set forth in Section 6.2(c) below (d) prepare thesis to be evaluated by Exploration Campaigns, (e) prepare, every one (1) year, a comprehensive report for the Management Committee summarizing the Exploration Campaigns, including the hypothesis evaluated, results obtained, costs incurred, and time elapsed, (f) evaluate technical data and exploration results, and provide recommendations regarding technical risks and appropriate mitigation strategies and (g) monitor and control expenses.

5.3.    Operation of the Technical Committee

The Technical Committee shall hold meetings in accordance with a schedule established by its members, but no less frequently than once per month during any active Exploration Campaign or at the request of any TC Member. Meetings may be convened by any TC Member upon not less than five (5) Business Days' prior written notice to all other TC Members, unless all TC Members agree to waive such notice.

Meetings of the Technical Committee may be held in person or by means of conference telephone, video conference, or other communications equipment enabling all participants to communicate with each other simultaneously and instantaneously.

SQM shall designate one of its appointed TC Members to serve as chair of the Technical Committee, without casting vote. The Technical Committee’s chair shall be responsible for coordinating the preparation and distribution of meeting agendas, ensuring that meeting minutes are prepared and distributed, and facilitating the orderly conduct of meetings.

Notice of each meeting of the Technical Committee shall include a proposed agenda. Any matter not included in the agenda may be discussed, but no formal decision may be taken with respect to such matters unless all TC Members present unanimously agree to consider such matter.

Minutes of each meeting shall be prepared by the chair of the Technical Committee and shall be circulated to all TC Members within five (5) Business Days following the meeting. Such minutes shall record all decisions made, actions to be taken, and any dissenting views or votes expressed by TC Members. Minutes shall be deemed approved unless a TC Member objects in writing within five (5) Business Days of receipt.

Exploration Budgets shall include the costs and expenses associated with the operation of the Technical Committee, including all travel, accommodation, and related expenses of the TC Members.

Each Party may, at its sole discretion, remove and replace any of its appointed TC Members at any time upon written notice to the other Party. Each TC Member shall, as a condition of serving on the Technical Committee, comply with all confidentiality obligations set forth in this Agreement.

ARTICLE 6: MANAGEMENT COMMITTEE

6.1.    Establishment of the Management Committee

As soon as practicable after the Effective Date, the Parties shall establish a management committee (the “Management Committee”). The Management Committee will be comprised of two (2) members appointed by IE and two (2) members appointed by SQM. The members of the Management Committee shall be distinct from, and shall not concurrently serve as, members of the Technical Committee.

The Management Committee will operate until the earliest of (a) the expiration of the Exploration Term or (b) early termination of the Agreement.

A quorum for any meeting of the Management Committee shall require the presence of at least one (1) member representing each Party. All decisions of the Management Committee shall require the unanimous approval of all the members present at the meeting.

6.2.    Role of Management Committee

The mandate of the Management Committee shall be to (a) oversee and facilitate the implementation of the collaboration between IE and SQM, (b) serve as a forum for ongoing consultation and discussion between the Parties, (c) approve the Exploration Budget and Work Program presented by the Technical Committee solely in the event that the annual aggregated Exploration Budgets and the corresponding Work Programs exceeds the Annual Minimum Exploration Expenditure, (d) decide on the removal of SQM Mining Concessions from this Agreement, and (e) serve as a forum for Exploration Deadlocks occurring at the Technical Committee in accordance with Article 7.

6.3.    Operation of the Management Committee

The Management Committee shall hold meetings in accordance with the schedule established by its members, but no less frequently than once per quarter during any active Exploration Campaign or upon the request of any member. Meetings may be convened by any Management Committee member upon not less than five (5) Business Days prior written notice to all other Management Committee members, unless all members agree to waive such notice.

Meetings of the Management Committee may be held in person or by means of conference telephone, video conference, or other communications equipment enabling all participants to communicate with each other simultaneously and instantaneously.

SQM shall designate one of its appointed Management Committee’s members to serve as chair of the committee without casting vote. The chair of the Management Committee shall be responsible for coordinating the preparation and distribution of meeting agendas, ensuring that meeting minutes are prepared and distributed, and facilitating the orderly conduct of meetings.

Notice of each meeting of the Management Committee shall include a proposed agenda. Any matter not included in the agenda may be discussed, but no formal decision may be taken unless all members present at the meeting unanimously agree to consider such matter.

Minutes of each meeting of the Management Committee shall be prepared by the chair of the Management Committee and circulated to all Management Committee members within five (5) Business Days following the meeting. Such minutes shall record all decisions made, actions to be taken, and any dissenting view or votes expressed by Management Committee members. Minutes shall be deemed approved unless a Management Committee members objects in writing within five (5) Business Days of receipt.

Exploration Budgets shall include the costs and expenses associated with the operation of the Management Committee, including all travel, accommodation, and related expenses of its members.

Each Party may remove and replace any of its appointed Management Committee members at any time upon written notice to the other Party. Each member shall, as a condition of serving on the Management Committee, comply with all confidentiality obligations set forth in this Agreement.

ARTICLE 7: EXPLORATION DEADLOCK

If the Technical Committee is unable to reach an agreement regarding an Exploration Campaign or the respective Work Program and Exploration Budget or a specific item of a Exploration Campaign or the respective Work Program and Exploration Budget or any other matter that according to this Agreement shall be determined by the Technical Committee (the “Disputed Matter”) according to the procedure set forth in Section 4.5 above, it shall be understood that a deadlock has arisen with respect to such Disputed Matter (the “Exploration Deadlock”).

A disagreement affecting community or environmental matters shall not constitute an Exploration Deadlock and shall be decided by SQM.

If an Exploration Deadlock occurs, each Party shall present its position on the Disputed Matter to the Management Committee, which shall attempt, through good-faith discussions, to resolve such matter within thirty (30) days after referral to them of the Disputed Matter. Any resolution agreed to by the Management Committee shall be final and binding on the Parties.

If the Management Committee does not resolve the Exploration Deadlock within such period or does not approve an Exploration Budget or Work Program in the case set forth in Section 6.2(c) above or, generally, if the Management Committee is unable to reach an agreement regarding any other matters subject to the Management Committee’s determination pursuant to this Agreement, the Parties shall appoint an independent technical expert according to the procedure set forth in Annex H hereto (the “Independent Expert”) whose decision shall be final and binding on the Parties and shall be issued in accordance with the instruction set forth in the above referred Schedule. For the avoidance of doubt, the Independent Expert shall resolve the Disputed Matter exclusively by selecting one of the alternatives proposed by the Parties.

The fees and expenses of the Independent Expert, including any reasonable ancillary costs incurred in connection with the determination of the Disputed Matter, shall be borne equally by the Parties, unless the Independent Expert determines, in its sole discretion, that one Party’s position was manifestly unreasonable, in which case the Independent Expert may allocate a greater share (up to 100%) of such fees and expenses to such Party.

ARTICLE 8: EQUITY OPTION

8.1.    Grant of Equity Option

IE, acting directly or through a wholly owned Affiliate of IE, shall have the exclusive option, for a period of six (6) months following the determination of a Technical Discovery (whether by mutual agreement of the Parties or by determination of the Independent Geologist) (the “Option Period”), to incorporate a Project Company with a fifty percent (50%) interest for the purpose of executing a Project within the applicable Initial Project Area (the “Equity Option”) by providing within the Option Period written notice to SQM of its decision to exercise the Equity Option (such notice, the “Option Exercise Notice” and the date in which such notice is received by SQM, the “Option Exercise Date”). The Parties agree that, if within the Option Period the Initial Project Area has not been mutually determined by the Parties according to Section 4.11, the Option Period shall be automatically extended until the Independent Geologist or the Independent Expert, as applicable, make such determination.

The Option Exercise Notice shall include: (a) identification of the specific Initial Project Area that is subject to the Equity Option; (b) the amount of the Exploration Expenditures incurred by SQM in accordance to this Agreement and Technical Committee, and the resulting Option Exercise Price; and (c) the proposed name of the Project Company and the Notary Public office where both the JV Incorporation and Project Company Capital Increase public deeds and the Shareholder Agreement shall be executed according to Section 8.2 below.

The Parties agree that the price for a fifty percent (50%) interest in the Project Company shall be an amount equal to two (2) times the total Exploration Expenditures as of the Option Exercise Date (the “Option Exercise Price”).

If IE does not exercise the Equity Option with respect to a Technical Discovery, such right shall terminate automatically upon expiration of the Option Period, including with respect to any Back-In Right, the relevant TEA-SQM Mining Concession shall be automatically removed from this Agreement and IE, upon SQM request shall release the relevant TEA-Prohibition.

For the avoidance of doubt, following a non-exercise of the Equity Option, SQM shall have the right to continue exploration activities in the relevant Typhoon Exploration Area on its own account, including the Initial Project Area, and the Back-In Rights shall continue to apply solely to those portions of such Typhoon Exploration Area that were not the subject of a Technical Discovery.

The Parties agree that the granting of the Equity Option following the determination of a Technical Discovery in accordance herewith and after the fulfilment of the notices and the other requirements agreed in this Section 8.1, constitutes a promise to enter into a contract (promesa de celebrar un contrato) as regulated in Article 1554 of the Chilean Civil Code.

8.2.    JV Incorporation and Capital Increase

Upon delivery of the Option Exercise Notice, the Parties shall complete the following steps, in the order set forth below:

(a)    JV Incorporation: no later than sixty (60) days following the Option Exercise Date, SQM shall execute before a Notary Public in Santiago, Chile, the Project Company Bylaws in substantially the form attached as Annex B. The Project Company Bylaws shall be registered in the Commercial Registry of Santiago and published in the Official Gazette in accordance with Applicable Law. For the avoidance of any doubt, and as specified in Annex B, SQM shall contribute or cause to be contributed to the Project Company, as capital (and which shall be regarded as its Tax Cost), the TEA-SQM Mining Concessions comprising the Initial Project Area, free and clear of all

Liens. Further, at the JV Incorporation Date, IE shall appear to the JV Incorporation deed to release the TEA Prohibition for the sole purpose of contributing and registering the SQM Mining Concessions comprising the Initial Project Area in the name of the Project Company. SQM shall execute all documents and take all actions reasonably necessary to effect such incorporation and asset contribution, including obtaining any required regulatory approvals in accordance with Applicable Law, if any.

(b)    Project Company Capital Increase: no later than sixty (60) days following the JV Incorporation Date, the Parties shall execute before a notary public in Santiago, Chile, a public deed evidencing the Project Company Capital Increase in substantially the form attached as Annex C. Such capital increase deed shall be registered in the Commercial Registry of Santiago, and an extract thereof shall be published in the Official Gazette in accordance with Applicable Law. IE shall pay the Option Exercise Price in immediately available funds by wire transfer to a bank account in the name of the Project Company within the next thirty (30) days following the Project Company Capital Increase or earlier, within the next five (5) days from the date in which the Company’s bank account is opened and able to receive funds. The TEA Prohibition shall be definitely released by IE simultaneously with the execution of the Project Company Capital Increase deed solely with respect to the SQM Mining Concessions contributed to the Project Company.

(c)    Shareholders Agreement: simultaneously with the Project Company Capital Increase, the Parties shall execute the Shareholders Agreement.

The Parties agree to cooperate in good faith and use commercially reasonable efforts to complete each step within the timeframes specified in this Section 8.2. Each Party shall be responsible for obtaining any internal corporate approvals required to execute the documents contemplated in this Section 8.2.

8.3.    Additional Technical Discoveries

If, during the Exploration Term, additional Technical Discoveries are made within a Typhoon Exploration Area (including one that has previously been the subject of a Technical Discovery), the Option Exercise Price for the incorporation of a new Project Company shall follow the same structure and proceedings applied to the previous Project Company, but calculated solely on the basis of the incremental Exploration Expenditures across all Typhoon Exploration Areas that were not included in the Option Exercise Price of the previous Project Company.

Notwithstanding the foregoing, the Parties may, by mutual agreement, adopt an alternative structure whereby the relevant Initial Project Area and the new Option Exercise Price are contributed to an existing Project Company, rather than incorporating a new Project Company, if such structure is determined to be more efficient from technical, operational, legal, and/or tax perspectives.

8.4.    Back-In Right

If: (a) IE has exercised at least one Equity Option and a Project Company has been incorporated by SQM for a Project, including the contribution of the TEA-SQM Mining Concessions comprising its Initial Project Area and further IE has paid the corresponding Option Exercise Price; and (b) at any time prior to the expiry of the period ending one (1) year after the expiration of the Exploration Term, SQM makes a Technical Discovery within a Typhoon Exploration Area, then SQM shall notify IE in writing of such Technical Discovery within five (5) days of the Technical Discovery, and the Equity Option shall be automatically renewed in respect of that Typhoon Exploration Area (“Back-In Right”). IE may exercise such renewed Equity Option at any time during the six (6) month period following receipt of SQM’s notification. For greater certainty, the Back-In Right survives the expiration or termination of this Agreement in accordance with this paragraph.

The Back-In Right shall apply only to the Typhoon Exploration Areas for which the Option Exercise Price has been paid by IE, which, for the avoidance of doubt, may comprise multiple Typhoon Exploration Areas (the “Back-In Right Areas”).

At any time prior to the expiry of the period ending one (1) year after the expiration of the Exploration Term, and no more than once (1) per calendar quarter, IE may, at its own cost, appoint a qualified expert to conduct a technical audit of new exploration performed by SQM or its Affiliates within the Back-In Right Areas. If, based on such audit, IE reasonably determines that an assessment of a Technical Discovery is reasonable in any Back-In Right Area, the Parties shall appoint an Independent Geologist to conduct an assessment as to whether a Technical Discovery has been made with respect to all or a portion of a Typhoon Exploration Area. The appointment of such Independent Geologist and the issuance of his assessment shall be made according to terms and conditions of Section 4.9.2.

ARTICLE 9: RELATIONSHIP OF THE PARTIES

9.1.    No Partnership

Unless expressly provided to the contrary in this Agreement, neither Party shall represent itself as a partner, joint-venturer, agent, employee or general representative of the other. Each Party acknowledges that it shall have no right, power or authority to obligate in any way the other to any contract or other obligation.

9.2.    Ivanhoe Electric acquisition of mining rights in Chile

Neither IE nor any of its Affiliates shall acquire, directly or indirectly, any mining rights within five (5) km of any Typhoon Exploration Area for the Exploration, for the Term of this Agreement plus three (3) years.

ARTICLE 10: PERSONNEL

The Typhoon Unit shall be operated directly by qualified IE Personnel. IE shall be responsible for obtaining all work permits or authorizations for IE Personnel in accordance with Applicable Law.

SQM may reasonably request that IE remove any of its IE Personnel from their duties if such personnel fail to continually comply in any material respect with the terms and conditions of this Agreement. Upon receipt of such a request, IE shall, at its own expense, propose and assign a suitable replacement. For the avoidance of doubt, the abovementioned rights or authority of SQM shall not apply to individuals appointed by IE to the Technical Committee or the Management Committee.

IE Personnel shall at all times remain employees of IE or the respective Affiliates, and nothing in this Agreement shall be construed as creating an employment relationship between SQM and any of IE Personnel. SQM shall have no responsibility for the performance or conduct of IE Personnel and shall not be liable for any damages, liabilities, costs or expenses under Article 12 hereto, resulting from the performance or conduct of such IE Personnel. The Parties acknowledge and agree that SQM shall have no right to supervise, direct, control, or otherwise exercise authority over IE Personnel, and such personnel shall not, by virtue of this Agreement, be deemed subject to any form of subordination or dependence to SQM. Notwithstanding the foregoing, IE shall, promptly following a reasonable request from SQM, provide appropriate documentation evidencing that IE Personnel are employees of IE or of IE’s Affiliates in accordance with Governing Law.

SQM will be responsible for all personnel used for providing Exploration Activities other than the IE Exploration Services. Nothing in this Agreement shall be construed as creating an employment relationship between IE and any of SQM’s personnel. The Parties acknowledge that SQM will make available to IE certain qualified SQM personnel in connection with specific IE Exploration Services. IE shall have no responsibility for the performance or conduct and shall not be liable for any damages, liabilities, costs or expenses under Article 12 hereto, resulting from the performance or conduct of such SQM personnel, except to the extent such personnel act pursuant to and in accordance with the instructions expressly given by IE.

ARTICLE 11: WORKPLACE CONDUCT AND PRACTICES

IE shall use its best efforts to prevent theft or other losses of or damage to property on SQM’s property or any worksite. On its part, SQM shall use its best efforts to prevent theft or other losses of or damage to IE equipment on SQM’s property or any worksite.

IE shall inform IE Personnel of, and shall be responsible for, ensuring their continuous compliance with, appropriate standards of behavior and with SQM’s Policies applicable within SQM’s property and any worksite (the “Workplace Policies”).

IE shall also provide SQM with written documentation signed by each member of IE Personnel, confirming that such personnel have received and understood the Workplace Policies and their obligations under this Article. For the avoidance of doubt, any violation of these obligations by IE Personnel that results in an accident or causes any delay in the performance of IE’s obligations shall constitute a material breach of this Agreement.

IE shall be liable for any accidents suffered by IE Personnel within the worksite to the extent such accident results from such personnel’s failure to follow the Workplace Policies, or due to such personnel’s negligence or willful misconduct or unsafe conditions attributable to SQM or its personnel.

To the extent permissible under Governing Law, SQM may require the removal of any of IE Personnel from its property or the areas controlled by it in case such personnel fail to follow the Workplace Policies, without releasing IE from its obligations hereunder.

Under no circumstances shall any of IE Personnel be permitted to: (i) carry, distribute, sell, use or consume drugs or alcohol on SQM property or at a worksite; or (ii) enter or remain on SQM property or a worksite having used or consumed drugs or alcohol. IE shall cause IE Personnel to comply with the foregoing and shall adopt industry-standard policies and procedures to perform drug and alcohol tests on IE Personnel and screen the facilities, furniture, bags and other belongings of IE’s personnel for drugs and alcohol in accordance with Governing Law. SQM reserves the right, at its own property and facilities, to require IE Personnel to submit to drug and alcohol tests. In the event that any of IE Personnel: (i) fail to comply with the requirements of this article, or aid or abet any failure to comply therewith, or (ii) test positive for drugs or alcohol on SQM’s property or at a worksite, then SQM may immediately remove such IE Personnel from the property or worksite, and may prohibit subsequent reentry by such personnel.

ARTICLE 12: LIABILITY AND INDEMNITY

Subject to the provisions of this Article 12, each Party shall indemnify and hold harmless the other Party and its Affiliates and their respective directors, officers, employees, agents, representatives, consultants and successors and assigns from and against any and all claims, losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and costs) arising out of or resulting from: (a) any breach of this Agreement by the indemnifying Party; (b) any material breach of any representation or warranty made by the indemnifying Party in this Agreement; (c) the gross negligence or willful misconduct of the indemnifying Party, its Affiliates, or any of their respective directors, officers, employees, agents or representatives in connection with this Agreement; or (d) any violation of Applicable Law by the indemnifying Party, its Affiliates, or any of their respective directors, officers, employees, agents or representatives in the performance of their obligations under this Agreement.

Neither Party shall be liable to the other Party for any indirect, incidental, consequential, special, punitive or exemplary damages, including but not limited to moral damages, loss of profit (lucro cesante), or punitive damages under Applicable Law.

ARTICLE 13: ENVIRONMENTAL PROTECTION

During the provision of the IE Exploration Services, IE shall comply with the environmental and sectoral regulations, including environmental qualification resolutions and regulation applicable to SQM, taking all necessary precautions to prevent any violation thereof, in order to avoid any impact on the environment and its components, on animal and/or plant health, on population supply, on the existence of water resources, on the supply of drinking water, on cultural heritage, on protected species and areas, on hydrobiological resources, as well as on the health and physical and psychological integrity of individuals. In preparing the respective Work Programs, the Technical Committee shall consider compliance with environmental and sectorial regulations as set forth in this Article 13. Without limiting the generality of the foregoing, IE shall:

(a)    Ensure that vegetation is not destroyed as a result of or in connection with its provision of its obligations hereunder;

(b)    Take any necessary measures to avoid contaminating any body of water, including ground water;

(c)    Keep work areas clean, remove industrial waste at least once per week and properly manage the temporary accumulation of said waste; and

(d)    Take the necessary actions to avoid spills of any hazardous materials while providing its services.

In the event that IE causes any damage to the environment according to this Article 13, IE shall be solely and exclusively responsible for such damage, and Article 12 on “Liability and Indemnity” shall apply in full force and effect.

ARTICLE 14: NON SOLICITATION

Each Party covenants, undertakes and agrees that, from the Effective Date until two (2) years after its termination, except as otherwise permitted in writing by the other Party, it shall not, and shall cause its Affiliates not to, directly or indirectly, whether alone or in association with others and whether as an officer, director, business associate, principal agent, indirect owner, shareholder, partner, joint venture or member, lender, investor, consultant, employee, representative, manager, or in any other capacity: (i) solicit or otherwise encourage any business partners, customers or contractors of the other Party to cease doing business with such other Party, or (ii) solicit the services of, or otherwise encourage, any employees, full-time consultants or independent contractors of the other Party to terminate their employment with, or services to, such other Party, or to become an employee, consultant or independent contractor or otherwise provide services to any person other than such other Party.

ARTICLE 15: TERM OF THE AGREEMENT AND TERMINATION

15.1.    Agreement Term

This Agreement shall be effective as of the Effective Date and shall remain in full force and effect throughout the Exploration Term (the “Term of the Agreement”), unless earlier terminated by either Party in accordance with the provisions set forth in Section 15.2 below or by mutual written agreement of the Parties. This Agreement shall automatically terminate upon the expiry of the Term of the Agreement; provided, however, that the Parties may extend the Term of the Agreement by mutual written consent.

15.2.    Early Termination

15.2.1.    Early Termination by SQM

This Agreement may be terminated at any time by SQM by providing IE with thirty (30) days’ written notice of its intention to terminate the Agreement:

(a)    If any representation or warranty of IE under this Agreement is untrue or inaccurate in any material respect as at the date hereof and such inaccuracy is not remedied within a period of sixty (60) days following the delivery by SQM to IE of written notice of such inaccuracy, or such longer period of time as SQM may determine acting reasonably, having regard to the inaccuracy;

(b)    If IE is in material breach or default of a covenant or obligation under this Agreement and such breach or default is not remedied within a period of sixty (60) days following the delivery by SQM to IE of written notice of such breach or default;

(c)    In accordance with Article 19 (Compliance with Laws and Policies);

(d)    If Exploration Activities are suspended or delayed as a result of a Force Majeure event for a period of more than six (6) months; or

(e)    If an insolvency event occurs with respect to IE.

15.2.2.    Early Termination by IE

This Agreement may be terminated at any time by IE by providing SQM with thirty (30) days’ written notice of its intention to terminate the Agreement:

(a)    If any representation or warranty of SQM under this Agreement is untrue or inaccurate in any material respect as at the date hereof and such inaccuracy is not remedied within a period of sixty (60) days following the delivery by IE to SQM of written notice of such inaccuracy, or such longer period of time as IE may determine acting reasonably having regard to the inaccuracy;

(b)    If SQM is in material breach or default of a covenant or obligation under this Agreement and such breach or default is not remedied within a period of sixty (60) days following the delivery by IE to SQM of written notice of such breach or default;

(c)    In accordance with Article 19 (Compliance with Laws and Policies);

(d)    If Exploration Activities are suspended or delayed as a result of a Force Majeure event for a period of more than six (6) months; or

(e)    If an insolvency event occurs with respect to SQM.

15.3.    Effects of Termination

The termination of this Agreement shall not affect the survival, to the extent applicable, of the provisions contained in Section 8.4 (Back-In Right), Article 12 (Liability and Indemnity), Article 16 (Governing Law), Article 17 (Dispute Resolution), Article 18 (Confidential Information), and any other provisions which by their nature are intended to survive termination.

If this Agreement is terminated pursuant to this Article 15, any ongoing Exploration Campaign shall continue and shall be completed in accordance with the applicable Work Program and Exploration Budget. Furthermore, either Party shall be entitled to request that the Independent Geologist determine whether a Technical Discovery has been made, in accordance with the terms of this Agreement. If a Technical Discovery is made, IE shall retain the right to exercise its Equity Option, and the Parties shall carry out the actions set forth in Article 8 above.

ARTICLE 16: GOVERNING LAW

The Agreement shall be governed by the laws of the Republic of Chile (the “Governing Law”).

ARTICLE 17: DISPUTE RESOLUTION

Any dispute, claim or controversy that may arise between the Parties either in connection with the existence, validity, interpretation, annulment, compliance or default of this Agreement or any other matter directly or indirectly related to this Agreement, including without limitation those relating to the existence and validity of this Article 17 and the faculties granted to the Panel hereby, and the determination of the applicability, shall be settled by a panel of three (3) arbitrators designated by the Parties (the “Panel”), that will resolve as a mixed referee (“árbitro mixto”, i.e., the Panel’s proceeding shall be decided by the Parties and the decision shall be subject to the applicable Chilean law). If the Parties do not agree on the proceeding rules, the arbitration shall proceed in accordance with the Rules of Arbitration Procedure of the Santiago Arbitration and Mediation Center in effect on the date of the designation of the Panel. To this end, each Party shall appoint one arbitrator. The third arbitrator, who shall be the chairman of the Panel, shall be appointed by the two arbitrators appointed by the Parties. If either Party fails to appoint an arbitrator within thirty (30) days after the filing of a dispute, the Santiago Chamber of Commerce upon written request by either Party shall designate an árbitro mixto from among the attorneys who are members of the arbitration corps of the Santiago Arbitration and Mediation Center. Each of the Parties shall be entitled to veto in advance three (3) members of the list of arbitrators of the Santiago Chamber of Commerce. Arbitrators shall be fluent in English and Spanish language. There shall be no remedy against the Panel’s resolutions, all of which are hereby expressly waived by the Parties. The Panel is especially empowered to resolve any matter relating to its competence and/or jurisdiction. Notwithstanding the above, any Party will be entitled to request, at its own decision, any injunctive relief from the Panel or from the corresponding ordinary court of Chile.

The arbitration proceedings shall be held, and the arbitral award shall be granted, in the city of Santiago, and Spanish shall be the official language for all its acts and documents, provided, that Parties shall be entitled to submit evidence, witnesses and experts’ testimony and statements in the English language.

Except for the clarification, rectification and amendment (recurso de aclaración, rectificación y enmienda) there shall be no other remedy against the Panel’s award, which are hereby expressly waived by the Parties.

Except for the fees of the Parties’ legal advisors, which shall be borne by each Party, all other expenses and costs of arbitration shall be borne by either or both Parties as the Panel may award.

The Parties agree to cooperate at all times in the arbitration process and, in particular, they agree that arbitration shall be subject to the following rules: (a) to the extent permitted under the applicable rules of the arbitration, commercially reasonable efforts shall be made so that the hearings and the proceedings in general should be oral and that hearings take place on successive Business Days; and (b) the Parties shall be governed by deadlines that the Panel may determine for the production of evidence and writs.

The Parties agree that the arbitration award may be enforced by and entered with any court with jurisdiction over the Parties or their assets. Notwithstanding the above, any Party will be entitled to request, at its own decision, any injunctive relief from the Panel or from the corresponding ordinary court of Chile.

ARTICLE 18: CONFIDENTIAL INFORMATION

18.1.    Confidentiality

The Parties undertake to keep secret and maintain in the strictest confidence and confidentiality all information, documentation and background information relating to this Agreement and the Exploration, which they acquire or which is delivered or disclosed to them, whether in writing, electronically or orally, in connection with the execution of this Agreement, including, furthermore, any information, documentation, discussion or negotiation prior to the date of this Agreement relating to the Exploration (the “Confidential Information”). Confidential Information shall, unless otherwise agreed in writing by the disclosing Party, be kept confidential and shall not be used by the receiving Party other than for a purpose connected with this Agreement or, except as provided below, disclosed to third parties by the receiving Party.

The confidentiality obligation will not be applicable to information that (i) is already known to the recipient from sources other than another Party, (ii) is already in the public domain (other than as a result of a breach of the terms of this Section 18.1, (iii) is independently developed by the recipient, or (iv) is disclosed as part of a press release or other statement permitted by the provisions of Section 18.2.

The Confidential Information, which any Party receives from another Party or the Company, may be disclosed by such Party:

(a)    to any Person who is such Party’s legal counsel, investment banker, other professional consultant or adviser, insurer or accountant; provided that such disclosure is solely to assist the purpose for which such Person was so engaged;

(b)    if required and to the extent required by any Applicable Law, or if such Party becomes legally required (by oral questions, interrogatories, request for information or documents, orders issued by any Governmental Authority or any other process) to disclose such information; provided, however, that such Party shall, to the extent practicable and permitted under Applicable Law, give prior notice to the other Party of the requirement and the terms thereof and shall cooperate with the other Party to minimize the disclosure of the information, seek a protective order or other appropriate remedy, and if such protective order or other remedy is not obtained, then such Party will furnish only that portion of such information that it is legally required to furnish;

(c)    to any of its Affiliates (or any company involved in the provision of advice to any such Affiliate for the purposes of this Agreement) and any employee of that Party or of a company to which disclosure is permitted pursuant to this Section 18.1;

(d)    to any third party as reasonably necessary for the performance of a Party’s obligations under this Agreement;

(e)    to the Panel appointed in accordance with Article 17;

(f)    to potential and actual lenders and investors of the Project.

The Party making the disclosure shall ensure that any Person to which it makes the disclosure undertakes to hold such Confidential Information subject to confidentiality obligations equivalent to those set out in this Section 18.1.

The foregoing obligations about the Confidential Information shall remain in effect for three (3) years after this Agreement is terminated or expires. Any Confidential Information that also qualifies as a trade secret under Applicable Law shall remain subject to the confidentiality obligations set forth in this Article 18 for so long as such information retains its status as a trade secret under Applicable Law, and such status is not lost due to any act or omission of the receiving Party.

Each Party hereby agrees that, in addition to other remedies, a Party disclosing Confidential Information in a manner not permitted under this Article shall be entitled to seek an injunction restraining any violation or threatened violation of the provisions of this Section 18.1 or to seek specific performance or other equitable relief to enforce the provisions of this Section 18.1 against any Party receiving such Confidential Information in any court having jurisdiction over such Party or its assets.

18.2.    Return or destruction of Confidential Information

Once the Agreement is terminated, the receiving Party must (and ensure its Affiliates): (a) immediately cease use of and/or access to the Confidential Information; and (b) if requested by the disclosing Party, permanently delete, destroy or return all Confidential Information, within the next 10 days, to the disclosing Party but excluding (i) automatic electronic back-ups and archive systems, and (ii) Confidential Information retained by the receiving Party to comply with its insurance, corporate governance or professional standards obligations, provided such Confidential Information is kept confidential and secure in accordance with the terms of this Agreement. Notwithstanding the return or destruction of Confidential Information, the receiving Party will continue to be bound by the terms and obligations of this Agreement.

18.3.    Public announcements and disclosures

The Parties shall consult with each other before issuing any press release or otherwise making any public statements or other publicly available disclosures about this Agreement, the Exploration, or any of the transactions contemplated by this Agreement. No Party to this Agreement (nor any of its Affiliates) shall (i) issue or cause to be issued any such press release or make any such public statement prior to such consultation, or (ii) use the name of, or make any disclosure regarding, another Party or its Affiliate in any press release or any other public disclosure without the prior written consent of such Party, except to the extent required by Applicable Laws (including applicable securities laws and stock exchange rules). In such case, the disclosing Party shall provide the other Party with at least 48 hours’ prior written notice (including a summary of the content) before issuing the release or making any such public statement, unless such consultation period is not permitted under Applicable Law or Applicable Law requires the relevant Party to make such public disclosure sooner than 48 hours. If the other Party does not object or provide any comments within such period, the disclosing Party shall be authorized to issue the relevant release or making the public statement. For clarity, a new consultation obligation shall apply only with respect to new disclosures.

ARTICLE 19: COMPLIANCE WITH LAWS AND POLICIES

19.1.    Compliance by IE

IE agrees to comply with the Code of Conduct for SQM’s Business Partners, Anti-Bribery and Anti-Corruption Compliance Policy of Sociedad Química y Minera de Chile S.A. and its affiliate companies (hereinafter, “SQM Policies”) and all Anti-Corruption Laws.

IE shall ensure that the goods that come directly or indirectly from SQM, or those to which it had access due to this Agreement or the Exploration Activities, whatever be its nature, will not be used for illegal purposes or as part of any crime under the Anti-Corruption Laws. IE represents that it has not made and agrees that it will not, in connection with this Agreement, make or promise to make any payment or transfer anything of value, directly or indirectly, (i) to anyone working in an official capacity for a government, public entity (including employees of government owned or controlled corporations) or public international organization; (ii) to any political party, official of a political party or candidate; (iii) to an intermediary for payment to any of the foregoing; (iv) to any officer, director, employee or representative of any actual or potential customer of SQM or its related companies; (v) to any officer, director or employee of SQM or any of its related companies; or (vi) to any other person or entity if such payment or transfer would violate the laws of the country in which it is made, the SQM Policies, or the Anti-Corruption Laws. It is the intent of the Parties that no payment or transfers of value shall be made that have the purpose or effect of bribery or “kickbacks” or, in general, any actions or use of goods or money in connection with entities or public or private officers that constitute the carrying out of illegitimate or inappropriate acts in accordance with the SQM Policies, the Anti-Corruption Laws, and the Applicable Laws.

Under no circumstance or instruction of SQM or its employees or representatives shall IE be authorized to perform any of the activities prohibited by the SQM Policies, the Anti-Corruption Laws, or any other Applicable Law, not even under the pretext of complying with instructions from SQM or in order to benefit SQM.

IE agrees to fully and totally adhere to the SQM Policies, and declares that it has received a full copy of the SQM Policies, which are available at https://www.sqm.com/politicas-corporativas/etica/. IE shall ensure that the employees under its authority, subcontractors, contractors, and any person that has a relationship with SQM, abstain from executing, in their relationship or link with SQM, any acts that are illegal, improper, or contrary to the conduct established in the SQM Policies. IE shall immediately inform SQM of any situation of which it becomes aware that may result in an illegal use of SQM’s money or goods or a violation of the SQM Policies or Anti-Corruption Laws.

Any complaints by IE can be made by entering the external web portal http://denuncias.sqm.com/ or through the phone lines available according to IE’s location, specified in the referred portal.

A breach of this Section 19.1 shall be considered a material breach of the obligations imposed by the Agreement and authorizes SQM to terminate the Agreement immediately and without liability for SQM, and IE shall indemnify and hold SQM harmless against any and all claims, losses, or damages arising from or related to such breach.

19.2.    Compliance by SQM

SQM agrees to comply with all Anti-Corruption Laws. A breach of this Section 19.2 shall be considered a material breach of the obligations imposed by the Agreement and authorizes IE to terminate the Agreement immediately and without liability for IE, and SQM shall indemnify and hold IE harmless against any and all claims, losses, or damages arising from or related to such breach.

ARTICLE 20: NOTICES

All notifications and formal communications between SQM and IE in connection with this Agreement, shall be made in writing and shall be served by electronic mail with confirmation by reputable next-day express courier service or regular mail, as follows:

NOTICE TO SQM: Sociedad Química y Minera de Chile S.A. trinidad.reyes@sqm.com El Trovador 4285 Las Condes Attn.: Trinidad Reyes
NOTICE TO IE: Ivanhoe Chile Exploration SpA cassandra@ivnelectric.com Miraflores 222, floor 28 north, office 2801 Santiago Attn.: Cassandra Joseph, VP, General Counsel and Corporate Secretary

NOTICE FOR IEI (for purposes of Article 22):
Ivanhoe Electric Inc.
Attn: Cassandra Joseph, VP, General Counsel and Corporate Secretary
Address: 450 E. Rio Salado Parkway, Suite 130
Tempe, Arizona, USA 85281
Telephone: +1-520-610-4784
Email: cassandra@ivnelectric.com

Any notice delivered by email will be deemed to have been delivered when verified by automated receipt or electronic logs. As proof of such delivery, it will be sufficient to produce an acknowledgement of receipt by the recipient Party.

Any of the Parties may, with prior notice delivered to the other Party in accordance herewith at least five (5) days in advance, designate another address or Person to receive notices under this Agreement.

ARTICLE 21: GENERAL

21.1.    Costs and Expenses; Payments

Except as otherwise specified in this Agreement, each Party shall be solely responsible for all of its own costs and expenses associated with the performance of its activities under this Agreement and neither Party shall make any payment or pay any financial contribution to the other Party in consideration of the other Party’s performance under this Agreement

21.2.    No Assignment

Neither Party may transfer or assign to a third party this Agreement, in whole or in part, without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

It is understood, however, that either Party may freely transfer or assign any of its rights and obligations under this Agreement to any of its Affiliates, provided that such Affiliate agrees to be bound by the terms of this Agreement.

Furthermore, it is understood, that either Party may freely transfer or assign any of its rights and obligations under this Agreement to any direct or indirect successor of its business by means of merger, divestment, acquisition, contribution of assets or any other restructuring operation.

21.3.    Language

The language of this Agreement is English, and the transactions envisaged by it and all notices, demands, requests, statements, certificates, reports or other documents or communications given or delivered pursuant to this Agreement shall be in the English language unless otherwise agreed.

In the event of translation of this Agreement into any other language, the Parties agree that the English language version shall prevail for the purposes of resolving any disputes in connection with this Agreement.

21.4.    Counterparts and Electronic Signature

This Agreement may be executed in multiple counterparts, each of which when so executed shall be an original and all of which when taken together shall constitute one and the same instrument. Each of the Parties agrees that the electronic signatures, whether digital or encrypted, of the Parties to this Agreement, if any, are intended to authenticate this Agreement and to have the same force and effect as manual signatures. Delivery by electronic mail of an executed counterpart’s signature page of this Agreement in PDF, or by DocuSign or other digital signature provider, has the same effect as delivery of an executed original of this Agreement.

ARTICLE 22: CHANGE OF CONTROL RESTRICTION

22.1.    IEI hereby covenants and agrees that, until the expiration or termination of this Agreement, it shall maintain, and shall not sell, transfer, assign, pledge or otherwise dispose of, nor permit any action or transaction that results in IEI ceasing to hold, directly or indirectly, majority ownership or effective Control of IE. For the avoidance of doubt, this restriction shall not apply to any change of Control of IEI.

22.2.    Each of IE and SQM, hereby declare that they accept the covenant and obligation undertaken by IEI in Section 22.1 for its benefit.

IN WITNESS WHEREOF this Agreement has been executed as of the date first above given.

_/s/ Pablo Altimiras_____________________________
Pablo Altimiras
CEO of SQM Iodine and Plant Nutrition
p.p. SOCIEDAD QUÍMICA Y MINERA DE CHILE S.A.

_/s/ Gonzalo Aguirre___________________________
Gonzalo Aguirre
Legal Vice-President
p.p. SOCIEDAD QUÍMICA Y MINERA DE CHILE S.A.

_/s/ Taylor Melvin___________________________
Taylor Melvin
President and Chief Executive Officer
p.p. IVANHOE ELECTRIC INC.

_/s/ Quentin Markin__________________________
Quentin Markin
Chairman
p.p. IVANHOE CHILE EXPLORATION SpA